EXHIBIT 99.1

ZiLOG, Inc.
6800 Santa Teresa Boulevard
San Jose, CA 95119

May 27, 2008

Ixys Corporation
1590 Buckeye Drive
Milpitas, California 95035

Attention: Nathan Zommer, Chairman of the Board, President and Chief Executive Officer

Dear Mr. Zommer:

Thank your for your letter of May 16, 2008, suggesting that we meet to discuss your proposed acquisition of all of ZiLOG, Inc.'s ("Zilog") common stock for $4.50 per share.  As you know we met for several hours on May 21st with you and your financial advisor to discuss your proposal in greater detail, exchange perspectives on value and discuss how the two companies would fit together.  I appreciate your taking the time to meet with us and giving us a better insight into your company.

On May 22nd, Zilog’s board of directors met to discuss your proposal.  Earlier today, Zilog released details of its three year strategic plan so that investors, including Ixys, could have greater visibility into Zilog's financial plan in a manner compliant with Regulation FD.  I look forward to having further discussions with you about the prospects for our business now that further information is available to you.

Rest assured that consistent with its fiduciary obligations, our board of directors will evaluate your proposal carefully and promptly in the context of our strategic plan and other potential alternatives and will pursue the course of action which, in their good faith business judgment best serves in the interests of all our stockholders.  Assuming that your proposal remains substantially as publicly announced, we expect to be in a position to respond publicly to your proposal on or before May 30, 2008.

Again, we appreciate your interest in Zilog and look forward to further discussions.

Respectfully,

/s/ Darin Billerbeck____________
Darin Billerbeck, Chief Executive
Officer